AMERICAN BUILDINGS COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                      (In Thousands, Except Per Share Data)

                                   (Unaudited)


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
                                                                    For the Years Ended December 31,
                                                                 --------------------------------------
                                                                    1998          1997          1996
                                                                 ----------    ----------    ----------
Income from continuing operations                                $   17,745    $   16,613    $   12,507

Discontinued operations:
    Loss from operations, net of tax                                 (1,404)         (762)          (60)
    Loss on disposal, net of tax                                     (1,746)           --            --
                                                                 ----------    ----------    ----------

Net income                                                       $   14,595    $   15,851    $   12,447
                                                                 ==========    ==========    ==========


Weighted Average Shares Outstanding - Basic                           5,291         5,291         5,699

   Add - Dilutive effect of outstanding options (as determined
     by the application of the treasury stock method)                   338           358           341
                                                                 ----------    ----------    ----------

Weighted Average Shares Outstanding - Diluted                         5,629         5,649         6,040
                                                                 ==========    ==========    ==========


Basic earnings per share:

Income from continuing operations                                $     3.35    $     3.14    $     2.19

Discontinued operations:
    Loss from operations, net of tax                                  (0.26)        (0.14)        (0.01)
    Loss on disposal, net of tax                                      (0.33)           --            --
                                                                 ----------    ----------    ----------

Net income                                                       $     2.76    $     3.00    $     2.18
                                                                 ==========    ==========    ==========

Dilluted earnings per share:

Income from continuing operations                                $     3.15    $     2.94    $     2.07

Discontinued operations:
    Loss from operations, net of tax                                  (0.25)        (0.13)        (0.01)
    Loss on disposal, net of tax                                      (0.31)           --            --
                                                                 ----------    ----------    ----------

Net income                                                       $     2.59    $     2.81    $     2.06
                                                                 ==========    ==========    ==========
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